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April 25, 2002

To: Maytag Corporation Employees
From: CEO Ralph F. Hake

I want to draw your attention--especially employee shareholders--to a set of issues that could impact value to Maytag shareholders.

Our annual shareholders meeting will be held Thursday, May 9, and we are asking shareholders to vote on six proposals, three of which are proposals from three shareholders. If you are a shareholder and received a proxy statement at home or online, you may already be familiar with the three shareholder proposals:

     . One proposal, Proposal No. 4, calls for our board of directors to each be elected annually. Currently Maytag has a classified, or staggered board, with directors serving three-year terms, and one-third of the board being elected or re-elected each year. This system assures that the majority of directors at any time will have prior experience and in-depth knowledge of Maytag. Our board believes that electing the entire board of directors annually would be disruptive and potentially cause a lack in continuity needed in our highly competitive industries.

     . Another proposal, Proposal No. 5, recommends elimination of all super majority voting provisions in Maytag's bylaws and charter. Our board believes the super majority provisions are important defensive tools that empower the board to act in the best interest of all shareholders.

     . The last proposal, Proposal No. 6, requests Maytag's Shareholder Rights Plan, sometimes called a "poison pill," to be redeemed, or put to a shareholder vote. Again, our board believes that without a rights plan, the board could lose important bargaining power in negotiating with a potential acquirer or pursuing a potentially superior alternative.

The Maytag board of directors recommends voting against all three shareholder proposals because they are not in the best interest of the corporation or Maytag shareholders. Through the dedication and hard work of employees, Maytag is moving aggressively to improve our earnings performance. The above proposals do not help us as employees to create a better performing Maytag, nor, in our opinion, do the proposals assist the board in generating greater value for our shareholders. The proxy statement, which is available from maytagcorp.com, provides more detail on the directors' recommendations.

If you are an employee shareholder, I urge you to exercise your right to vote and to give careful consideration to these shareholder proposals. You are, of course, free to vote as you choose, without consequence to your employment or without review of your vote.

If you have general questions about the shareholder meeting, please call Gwen Gosselink at 641-787-8584. But please do vote because your vote counts, and it is another way of exercising your voice as an employee. Thank you for your interest in these important issues. I value your comments on these or other issues at any time.